[EXHIBIT 99.1]
--------------

              MANAGEMENT CONSULTING AND ADVERTISING
                            AGREEMENT



February 13, 2004


This   Management  Consulting  and  Advertising  Agreement   (the
"Agreement") is made and entered into effective the date it is signed by the last to sign as set forth below by and between the following parties:

Epicus Communications Group, Inc., whose principal executive office is 1750 Osceola Drive, West Palm Beach, Florida 33409; Fax Number (561) 6881533; Telephone Number (4) 688-0440, a Florida Corporation, FEIN 59-2564162 hereinafter referred to as the "Company"; and

Eastern Consulting Corp. or its assigns, FEIN 04-3744472, whose principal place of business is 855 South Federal Highway, Suite 210, Boca Raton, Florida 33432 Telephone Number (561) 417-0174; Fax Number (561) 417-0175, hereinafter referred to as the "Consultant":

WHEREAS, Company via its wholly owned subsidiary, EPICUS, Inc. is an integrated communications provider with voice and data service in the contiguous 48 states, international long distance in 240 countries and local exchange services in 7 southeastern states.

WHEREAS, Consultant, and its affiliates, are in the business of providing services for marketing business products around the world through a proprietary method; and

WHEREAS, the Company deems it to be in its best interest to retain Consultant to render to the Company such services as may be needed to increase the number of subscribers for the Epicus product as well as other products from time to time for compensation to be determined, through the use of the Consultant's e-mail services and its business network; and

WHEREAS, Consultant has represented to Company that Consultant is ready, willing, qualified and able to render such marketing services to the Company as hereinafter described on the terms and conditions more fully set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

CONSULTING SERVICES: The Company hereby retains the Consultant as an independent marketing and business consultant to the Company and the Consultant hereby accepts and agrees to such


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retention.  The services of Consultant shall not be exclusive nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Company or its projects however it is understood that an adequate amount of time must be delegated to the Company to effectively perform under this agreement.

INDEPENDENT CONTRACTOR: Consultant agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Company shall not make social security, workers' compensation, or unemployment insurance payments on behalf of Consultant. The parties hereto acknowledge and agree that the Consultant shall provide its services hereunder, on a best efforts basis and that the Consultant does not make any representations or guarantees as to the success or effectiveness of its efforts and services rendered hereunder. Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Consultant will use its best efforts and does not promise results.

TIME, PLACE, AND MANNER OF PERFORMANCE: The Consultant shall be available for advice and counsel of the officers and directors of the Company as reasonably needed at such reasonable and convenient times and places as may be mutually agreed upon. For the purposes of this Agreement the term "customer" shall mean a customer of the Company that was obtained by the Company through the direct result of the efforts of the Consultant on behalf of the Company

TERM  OF  AGREEMENT:  The term of this Agreement shall be  twelve
(12) months commencing upon execution hereof unless terminated for cause in writing, by the Company. The Agreement will renew at the agreement of both the Consultant and the Company with terms to be negotiated prior to renewal with the exception of existing Companies that Eastern and affiliates have signed up as paying Companies in the prior period any and all renewals will be paid on the existing commission schedule. It is hereby agreed and acknowledged by the Parties hereto, that compensation to the Consultant, in accordance with the schedule outlined below, shall be the total compensation paid to Consultant and they shall be no residual or continued liability on the part of the Company for the Consultant's services.

FEES: The company shall pay the Consultant $300,000 in cash or in lieu of cash the Consultant will accept 9,000,000 shares of the Company's common stock which will be registered under a Company S8 filing, said fees are for initial set-up fees and a continual and on-going mailing program to qualified prospects for the Company's telecommunication services drawn from the Consultant's proprietary database of 60 million opt in names and addresses. The Company shall provide to the Consultant, any and all marketing material, comparison product data, internal business strategies, concepts and reports that would assist the Consultant in preparing marketing material for the mailing
campaign.   The Consultant will also create and implement its own
marketing materials which will be pre-approved in writing by the Company prior to release or implementation.


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COMMISSIONS:  For customers that are obtained as a direct result of the marketing efforts of the Consultant, the Consultant will be paid commissions on the gross amount of the customer's monthly bill, excluding taxes, utility fees and promotional discounts, at the rate of six percent (6%) recurring, for the first 12 months of the customer's tenure with Epicus.

Commission accumulation begins with the each customer's initial bill and shall be paid on all customers commencing on the effective date of this Agreement, and remaining as customers of the Company for a minimum of 90 days. All commissions are paid on or before thirty (30) days after the Company's billing period. Charge backs shall be deducted from the monthly commissions with an accounting of same. The Consultant agrees that charge backs can arise from a number of factors and therefore any and all charge backs relating to customers wherein the Consultant is eligible for a commission will be deducted from the monthly commission payable. All payments shall be paid to the Consultant by check or wire transfer and shall be sent to the Consultant on or before 30 days after the Company's billing period. In addition to the commission, the Company shall furnish a list of all subscriptions derived from the Consultant's efforts with a
complete accounting of same.   Unless otherwise directed in
writing by Consultant, Company will send all checks to the Consultant's address first written above.

The Company has retained the Consultant for the purpose of developing the retail commercial business of the Company with respect to increasing the number of subscriptions for its telecommunication services. To assist in the marketing program for the Consultant, the Company agrees that it will provide a special promotional offer(s) to the receivers of e-mails from Consultant. This promotion(s) will be augmented by frequent (at least 2 per month) nationwide announcements promoting EPICUS and its unique and competitive telecommunication services.

This Agreement shall commence upon execution hereof and shall be for the periods, compensation and terms and conditions as outlined in this agreement. This agreement will automatically terminate at the end of the twelve month period unless re-negotiated by both parties in writing.

Termination by Company: If the Consultant (i) violates any law, ordinance, permit or regulation of any government entity (ii) ceases to function as an ongoing concern or to conduct operations in the normal course of its business (iii) files a petition, voluntarily or involuntarily, under any state or federal bankruptcy or insolvency law, which petition has not been dismissed or set aside within 60 days of its filing and (iv) has committed a material breach of this Agreement and fails to cure such breach within seven (7) days of receiving written notice of such breach from the Company all commissions and or revenues to the Consultant with respect to this Agreement will be forfeited and the Company will be under no further obligation to pay the Consultant any further money.

Termination  by  Consultant: Cause shall be if the  Company   (i)
ceases to function as an ongoing concern or to conduct operations


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in  the  normal course of its business, or (ii) files a petition,
voluntarily  or  involuntarily,  under  any  state   or   federal
bankruptcy or insolvency law, which petition has not been dismissed or set aside within 60 days of its filing, or (iii) has committed a material breach of this Agreement and fails to cure such breach within 30 (thirty) days of receiving written notice of such breach from the Consultant, or (iv) has not paid the Consultant in accordance with the terms and conditions as outlined in this agreement.

Marketing expenses: The Consultant to bear marketing expenses for the cost of the mailings. Should Consultant opt to engage or use any "third party" sources or resources in the execution of the agreement, Consultant agrees and understands that Consultant is totally responsible for any and all fees and payment(s) to such "third parties" and Consultant assumes total liability and responsibility for all actions of such "third parties".

Each  party  agrees that no party may obligate  the  other  party
without  such  other party's prior written consent.   Each  party
agrees to hold the other party harmless from any such event.

The Consultant agrees to indemnify and hold the Company harmless from and against any and all actions, costs or claims due to the Consultant's actions, including false representations, misleading advertising, emailing to people requesting removal from lists, and any and all of Consultant's actions.

In connection with this Agreement, the Company will provide the Consultant with information concerning the Company's products that the Consultant deems reasonably appropriate for the purposes hereof. The Company represents and warrants to the Consultant that to the best of its knowledge, all such information will be true and accurate in all material aspects and will not contain any untrue statement of a material fact or omit to state a material fact or omit to state material which would mislead or misrepresent any information for the purposes of this Agreement.

The Company acknowledges and agrees that the Consultant may use and rely upon such information supplied by the Company, and its officers and consultants, without independent investigation or verification thereof by the Consultant.

Miscellaneous:

1. The Company shall issue a Sales Code to the Consultant for the purpose of tracking and monitoring all transactions resulting from the Consultant's services. As "proof of performance" the Consultant and the Company agree that on a weekly basis consultant will provide the Company with at "Distribution Log" with the date, time and number of e-mails and/or other marketing devices the Consultant issued on behalf of the Company.

2. The Consultant shall assist the Company in adapting the Company's website to be able to interface with the Consultant's distribution program(s) so that that the new customer brought to


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the  Company's website by the Consultant's efforts may  subscribe for the Company's telecommunication services while they are on-line, including payment by credit card.

3. In the event that the Company does not pay the Consultant as outlined herein, the Consultant shall reserve the right to stop any promotions/services without notice to the Company and without any liability, costs, expenses or damages to the Consultant.

4. The Consultant's database is proprietary to the Consultant and shall remain the property of the Consultant. The Company agrees that the Consultant will NOT have access to their subscriber database but will be able to check for duplication with Company's other databases. The Company's database is proprietary to the Company and shall remain the property of the Company and the Consultant agrees not to use the Company's database for any other purpose.

5. The Consultant warrants that during the term of this agreement in excess of 60,000,000 will be to names drawn from its database. Consultant also warrants that the database it is using for this agreement is a double-opt in list of names of people wanting to receive information such as the Company's information. The Company hereby acknowledges and accepts the fact that there will be complaints from persons receiving e-mails that may not be reasonable. The industry average is approx. 2600 complaints per 1,000,000 e-mails sent. Should this occur, the Company shall supply a listing of any such complaints and the Consultant shall remove said e-mail address(s). The Consultant agrees that if there are an inordinate amount of complaints, the Company and the Consultant will re-evaluate the marketing program and make adjustments accordingly to minimize further complaints.

6. The Consultant shall levy an interest at 15% annum compounded yearly on any unpaid balances which are over 60 days in arrears.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any dispute as to this Agreement shall be submitted to the American Arbitration Association in accordance with the rules applicable in Palm Beach County, Florida. The Parties hereto consent to jurisdiction in Florida for all purposes. A Judgment based upon the award rendered by the arbitrators may be entered in any court having jurisdiction, including reasonable attorney fees to the party prevailing in such Arbitration, and incurred in a special proceeding to obtain entry of such Judgment. The Parties hereto agree to go to Mediation prior to Arbitration to resolve any dispute.

8. Entire Agreement. This agreement represents the entire agreement between the parties hereto relating to the subject matter hereof. This agreement fully and completely expresses the agreement of the parties relating to the subject matter hereof and there are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto. This agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.


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The  Parties hereto confirm their acceptance of the terms of this agreement by signing below whereupon this Agreement shall become a binding Agreement between the Company and the Consultant.

ACCEPTED AND AGREED TO:          ACCEPTED AND AGREED TO:

Eastern Consulting Corp.         Epicus Communications Group, Inc.
------------------------         ---------------------------------


By:                              By:
   --------------------------       ------------------------------
   Marc Sporn, President            Gerard Haryman, President


-----------------------------    ---------------------------------
Date:                            Date:
























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           INDEPENDENT SALES REPRESENTATIVE AGREEMENT

                           ADDENDUM 1

          The Service Offerings and Marketing Promotion
          ---------------------------------------------

The Services:
------------

Where available in the EPICUS Territories, as defined herein below the Services hereunder include and but are not limited to:

1. FreedomSelect[TM], residential bundled local dial tone service, related enhanced features, long distance and voice mail messaging service for $29.95 per month (plus applicable taxes and fees) as described in our terms and conditions that are available online at www.epicus.com, as may be changed from time to time.

2. Any other telecommunication service(s) provided by EPICUS as described on its above listed website.

Marketing Promotion:
-------------------

EASTERN CONSULTING CORP. Marketing Responsibilities:

Sales Process: EASTERN CONSULTING CORP. will market the products and services described herein in section 1 of this addendum, solely to their current "opt-in" address base via a Web and e-mail marketing campaign concentrating on EPICUS' primary marketing areas which are: Georgia, Florida, Alabama, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and
Kentucky.   During the execution of this advertising campaign
EASTERN CONSULTING CORP. will comply with all aspects and the intent of the "Can Spam Act" of 2003, including opt-out instructions.

All sales and customer sign up forms are to be completed online via a Web interface that EPICUS will make available in conjunction with EASTERN CONSULTING CORP.'s internet facilities. All communications, including customer care provided by EPICUS, with the potential or newly acquired customer is to be via e-mail.

Credit Card Payments: EASTERN CONSULTING CORP. and EPICUS hereby agree that they will only accept credit cards for all payments for services and that EPICUS will continue to credit card bill the customer monthly automatically for services.

EPICUS Marketing Responsibilities:

Free Minutes Sign up Promotion: In connection with marketing the FreedomSelect plan to the customer, EPICUS will give a sign up bonus to end customer, 400 free one-plus dial long distance minutes that will be made available for immediate use once the customer has been activated by EPICUS as follows: 100 minutes will be given each month for the next four consecutive months. EPICUS will only be liable to give away free minutes as long as the customer is active on the FreedomSelect plan and is current with their monthly payments. This promotion will be augmented by frequent (at least 2 per month) nationwide announcements promoting EPICUS and its unique and competitive telecommunication services.


Page 1 of 2                     EPICUS Initials _____ Date _______
              EASTERN CONSULTING CORP. Initials _____ Date _______

One Month Free Service Promotion: EPICUS will give the end customer one free month of service after the 12th (twelve) month of consecutive service if customer signs up for service by March 1st, 2004, or a later date if this promotion is extended by EPICUS. This free month is for local service and voice mail messaging service only and does not include state, federal or other regulated taxes or fees that the customer is still responsible for. Customers must place order on or before the end date of this promotion. FreedomUnlimited 13th Month Free promotion is for residential customers only. Customers must remain on Epicus FreedomSelect customer for 12 consecutive months to receive $29.95 credit (13th month free). Marketing Material
Development: EPICUS will supply professionally designed Web marketing materials that may be included as an interactive multimedia presentation for use in this Web marketing campaign.



COMPANY                         INDEPENDENT SALES REPRESENTATIVE

EPICUS, Inc.                    Eastern Consultanting Corp.


By:                             By:
   ------------------------        -----------------------------
Printed Name:  Gerard Haryman   Printed Name: Mark Sporn

Title:  President               Title: President
















Page 2 of 2                     EPICUS Initials _____ Date _______
              EASTERN CONSULTING CORP. Initials _____ Date _______


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